For Immediate Release: Monday, March 17, 2008	Contact: Michael J. Wayne Vice President (607) 737-3762 mwayne@chemungcanal.com

Chemung Canal Trust Company Expands Presence in Broome & Tioga Counties

CCTC opens Oakdale Mall, Rano Blvd., & RT17C Owego offices

after acquisition from M&T Bank.

Chemung Canal Trust Company (CCTC) today announced that their acquisition of three former M&T Bank branch offices has been completed. The new CCTC branch offices are located at: the Oakdale Mall in Johnson City, 100 Rano Blvd. in Vestal, and 1054 Route 17C in Owego. The acquisition of these offices was first announced in December.

"We are excited about this opportunity to increase our presence in Broome County and expand our operation in Tioga County," said Ronald M. Bentley, President and Chief Executive Officer of Chemung Canal Trust Company. "We have been pleased with the positive response we have received from those customers converting to Chemung Canal and we believe there are many more consumers currently in search of a financial institution like ours. We expect they will value our extensive menu of products and appreciate our high touch approach to banking, which we believe separates us from other banking and credit union competitors," Bentley added.

Chemung Canal reported that approximately 8,000 accounts representing $65 million of deposits and $11 million in loans were transferred as a result of the acquisition.

The branches were sold by M&T Bank as a condition of their regulatory approval to purchase Partners Trust Bank.

According to Bentley, all of the employees of these three branches will become part of Chemung Canal as a result of the branch acquisition. "Our new employees are the same friendly, helpful and knowledgeable staff of professional bankers that our converting customers are accustomed to working with," Bentley said.

Chemung Canal operates 20 full service offices in Broome, Chemung, Steuben, Schuyler, Tioga and Tompkins counties. The Bank also operates full service Trust and Investment

Centers in downtown Elmira, Binghamton and Herkimer, NY. With the addition of the 23 employees from the acquired branches, Chemung Canal Trust Company now employs 295 people.

Chemung Canal Trust Company, established in 1833 and headquartered in Elmira, is a full service community bank with full trust powers. It is a subsidiary of Chemung Financial Corporation, a public corporation traded in the over-the-counter market, under the symbol CHMG.OB. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

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